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                                    EXHIBIT 99.16





FOR IMMEDIATE RELEASE

Simon Hamlin
Imagio Public Relations
(206) 625-0252
mailto:bridgitt@imagio.com

Kathy Lane
Centura Software Corporation
Senior Vice President of Marketing and Strategic Alliances
(650) 596-3400
mailto:kathy.lane@centurasoft.com

            CENTURA SOFTWARE CORP. INTRODUCES NEW DATA REPLICATION TOOL

                  SQLBASE EXCHANGE OFFERS DEVELOPERS UNPARALLELED
                             FLEXIBILITY AND OPENNESS

REDWOOD SHORES, CA AUGUST 10, 1998 --- Centura Software Corporation (NASDAQ:
CNTR / formerly Gupta Corporation) today extends its RDBMS product family, SQLBase, with the release of SQLBase Exchange, an automated data moving tool.

As an add-on to Centura's SQLBase database, SQLBase Exchange provides an effective solution for developers who are creating applications with data replication requirements. Centura's SQLBase Exchange is the first in a series of upcoming SQLBase product offerings, designed to address the embedded database needs of MIS departments and application developers.

"As the arena of distributed business becomes more automated, the access and movement of data and functions in remote locations is critical to global network success," explains Kathy Lane, senior vice president of marketing and strategic alliances for Centura. "SQLBase Exchange's technology allows developers to move data between SQLBase databases and between SQLBase and a wide variety of databases."

SQLBase Exchange is a data-oriented technology as opposed to a transaction-oriented one. This new product effectively accommodates all basic types of data movement, including data consolidation, data dissemination and one-to-one data transfer. SQLBase Exchange optimizes data movement by giving developers unrivaled freedom to shift data between SQLBase and a wide variety of databases, increasing the appeal of SQLBase to developers creating applications for distributed deployment.


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"SQLBase Exchange provides a level of flexibility and openness that simply does not exist in competing solutions," states Max Stayner, Centura's Director of SQLBase products. "Unlike Sybase's SQL Anywhere, which can only replicate with Sybase's databases, SQLBase Exchange allows developers to choose from virtually any data format. As a result, developers are not restricted to one vendor's technology."

SQLBase Exchange eliminates large amounts of low-level coding without sacrificing developers' control and flexibility. With SQLBase Exchange, developers have the freedom to move data according to their business rules while enjoying the benefits of less coding.

PRICING AND AVAILABILITY

Pricing for SQLBase Exchange starts at $249 per client desktop, with other packages available for deployment and server support. SQLBase Exchange is available direct from Centura. For more information regarding sales, please call 800-444-8782 or email Centura at mailto:info_usa@centurasoft.com

ABOUT SQLBASE 7.0

SQLBase 7.0 is Centura's robust, non-DBA, small footprint embedded database, designed for integration with business application code for invisible deployment to end users. SQLBase 7.0 provides developers an optimum solution to create, deploy and support single and multi-user applications requiring an embedded database, for use on the desktop, on a web server, in a distributed/mobile application, or as data storage in a smart card.

ABOUT CENTURA SOFTWARE CORPORATION

Centura Software (NASDAQ:CNTR), founded as Gupta in 1984, was the first company to create fully relational client/server embedded DBMS for the personal computer. Today its products help developers build and deploy component based business applications requiring embedded databases. Applications developed and deployed with Centura's Integrated Development Environment products, SQLBase, Centura Team Developer and Centura net.db, can scale from the Web down to smart devices. Current Centura products are all year 2000 compliant. Centura has 26 offices located throughout the world in North America, Latin America, Asia/Pacific, Europe, Middle East and Africa. More information about the company and its products is located on Centura's Web site at http://www.centurasoft.com/.

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